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Strategy Inc

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On April 17, 2026, Strategy Inc (the “Company”) launched a Page on its website, Strategy.com/strc/vote (the “Page”), containing certain information regarding, among other things, Strategy’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) and business information about the Company. The Company made available on the Page an investor presentation. The Page on which the presentation was posted, a copy of the slides presented, and a transcript of the presentation are set forth below, as Annex A, B and C, respectively. Additionally, on April 17, 2026, (i) both the Company and Michael Saylor disseminated a series of two posts on their X accounts, which are set forth below as Annex D and (ii) Phong Le posted on his X account, a copy of which is attached hereto as Annex E.

Annex A

April 2026 Amendment to Make STRC Dividends Semi-Monthly Annex B

Important Information & Forward-Looking Statements Additional Information and Where You Can Find It This communication constitutes soliciting material pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. Strategy Inc (the “Company”) has already filed a preliminary proxy statement with the SEC. The Company also intends to file its definitive proxy statement and annual report to shareholders with the SEC. Securityholders are urged to read these documents, including the proxy statement, when they become available because they contain important information. You may obtain these documents free of charge on the SEC's website at www.sec.gov. Pursuant to SEC rules, the Company has elected to provide access to its proxy materials on the Internet instead of mailing printed copies of its proxy materials to all of its stockholders. Accordingly, the Company is sending a separate Notice of Internet Availability of Proxy Materials to its stockholders of record (i.e., holders of STRC Stock and common stock as of the record date). The record date for the annual meeting is April 17, 2026. All stockholders of record will have the ability to access the proxy materials and the Company’s annual report on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed copy of the proxy materials and Annual Report. Instructions on how to access the proxy materials and Annual Report on the Internet or request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. Information regarding the participants in this solicitation and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it becomes available. No proxy cards are being furnished by this communication. Stockholders may vote their shares only by completing and returning a proxy card or voting instructions to be furnished in connection with the definitive proxy statement. Participant Information Strategy and its directors and executive officers are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Strategy’s shareholders in connection with the matters to be considered at the 2026 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the section titled “Executive Officer Compensation” and “Director Compensation” in the preliminary proxy statement available here. Information regarding the participants’ holdings of Strategy’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” in the preliminary proxy statement available here. Safe Harbor Statement: Forward-Looking Statements Some of the information we provide in this presentation regarding our future expectations, plans, and prospects may constitute forward-looking statements. Actual results may differ materially from these forward-looking statements due to various important factors, including fluctuations in the price of Bitcoin and the risk factors discussed in our “Risk Factors” in Strategy’s Annual Report on Form 10-K filed with the SEC on February 19, 2026 and the risks described in other filings that Strategy may make with the SEC. We assume no obligation to update these forward-looking statements, which speak only as of today.

STRC Highlights

STRC is One of the Most Successful Credit Instruments Ever 11.5% Current Yield $6.4B Notional Value 4.5 Sharpe Ratio $3.4B 2026 YTD ATM 714,644 1.7% Hist. Volatility (30D) $339M Avg. Daily Liquidity (30D) Tax-Deferred (“ROC”) / 18.3% Tax-Eq. Yield (1) Nasdaq-Listed Note: Notional Value and 2026 YTD ATM as of 8-K filed on April 13, 2026. All other figures as of market close on April 14, 2026. (1) Assuming a U.S. individual investor with a 37% marginal U.S. Federal Income Tax-Rate and return of capital treatment on Strategy dividends. Upon disposition or redemption, an investor will be subject to tax on all prior “return of capital” distributions at the applicable capital gains rate. Upon depletion of an investor's basis, further distributions are taxable as capital gains. (2) Includes coverage of interest expense for outstanding indebtedness. BTC Rating does not represent a rating from any rating agency and is not equivalent to a “rating” in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations. Refer to the Appendix for more information about Duration, BTC Rating. 4.3x BTC Rating 714,644 1.8 Yrs Dividend Coverage (2) USD Reserve Designed to be stable at $100

STRC Effective Yield Compared to Traditional Credit Provided for illustrative purposes only; does not constitute investment advice and should not form the basis for making an investment decision in STRC or any other security. Tax-Equivalent Yield calculated assuming a U.S. individual holder with a 37% U.S. Federal Income Tax-Rate. STRC Yield uses an 11.5% Effective Yield at Par. STRC Tax-Equivalent Yield calculated using an 11.5% Effective Yield at Par divided by 1 less a 37% U.S. Federal Income Tax-Rate. See Appendix for more details. Source: Bloomberg and FRED as of January 26, 2026. STRC data as of 4/14/26. (Tax-Eq. Yield)

STRC Sharpe Ratio Compared to Traditional Credit Note: As of market close on April 14, 2026. With respect to credit and preferred equity instruments, calculated as (Effective Yield - Risk-Free Rate) / Hist Volatility (30D).

STRC Sharpe Ratio Compared to Traditional Equities Note: As of market close on April 14, 2026. With respect to credit and preferred equity instruments, calculated as (Effective Yield - Risk-Free Rate) / Hist Volatility (30D). With respect to common equity instruments, calculated as (BSE Annualized Return - Risk-Free Rate) / Hist Volatility (1Y). BSE Sharpe reflects long-term realized performance, while 30D Sharpe reflects forward-looking yield relative to recent volatility; values are not directly comparable.

STRC Sharpe Ratio Compared to Traditional Asset Classes Note: As of market close on April 14, 2026. With respect to credit and preferred equity instruments, calculated as (Effective Yield - Risk-Free Rate) / Hist Volatility (30D). With respect to commodity or common equity instruments, calculated as (BSE Annualized Return - Risk-Free Rate) / Hist Volatility (1Y). BSE Sharpe reflects long-term realized performance, while 30D Sharpe reflects forward-looking yield relative to recent volatility; values are not directly comparable.

Size has Rapidly Grown to $6.4 Billion $6.4B Note: As of 8-K filed on April 13, 2026. Notional Value Outstanding (in $B) $3.6B Added through ATM $2.8B

Daily Liquidity has Grown ~10x in 5 months to $514M (1) As of market close on April 14, 2026. Average Daily Traded Volume for Each Month (in $M) (1)

Volatility has Rapidly Declined to Just 2% Note: As of market close on April 14, 2026. Launch Maturation Average 30D Volatility for Different Time Periods

STRC Record Date Dynamics

STRC Liquidity (1) As of market close on April 14, 2026. Record Date Record Date Record Date Daily Traded Volume (in $M) Record Date

STRC ATM Velocity Drops after the Record Date Note: As of 8-K filed on April 13, 2026. Weekly Issuance of STRC (in $M) Record Date $1,001M Record Date Record Date Record Date

Note: As of April 15, 2026. $0.45 Avg drawdown Opening Price Drawdown from Par on the Ex-Dividend Date for Each Month STRC Price Drops Below Par after the Record Date

Amendment Proposal

Proposing to Pay STRC Dividends Semi-Monthly Dividends paid two times a month instead of once: 15th & month-end; economics unchanged(1) Designed to Stabilize Price, Dampen Cyclicality, Drive Liquidity, Grow Demand Nasdaq Rules Limit Frequency (10 Days between Declaration & Record) (1) Annual dividend payment amounts are unchanged; payments are made more frequently. However, dividend timing shifts under a mid-month reset: half of the monthly dividend is effectively deferred by ~two weeks. For example, if the July rate is 11.5% and the August rate is 12%, then: the first payment made in August (on August 15th and tied to the July 31st record date) will be the second half of the July 11.5%-rate payment; the second payment made in August (on August 31st and tied to the August 15th record date) will be the first half of the August 12%-rate payment; and the first payment made in September (September 15th and tied to the August 31st record date) will be the second half of the August 12%-rate payment.

12 Month Calendar – Old vs New Dividend Cadence 12 PAYMENTS / YEAR 24 PAYMENTS / YEAR Old Cadence New Cadence $$ $$ $$ $$ $$ $$ $$ $$ $$ $$ $$ $$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ Dec-31 Payment Dates – Month-end Payment Dates – 15th & Month-end Same total dividend amount; each payment amount is half as much as before & is paid twice as often Dividends on STRC Stock are payable when, as and if declared by the Board of Directors or any duly authorized committee thereof, out of funds legally available for their payment. This is for illustrative purposes only and does not represent any dividends declared by our Board of Directors (or duly authorized committee) as of the date hereof. Mar-31 Jun-30 Sep-30 $ $ Jan-1 Dec-31 Mar-31 Jun-30 Sep-30 Jan-1

Payment Date #1 Last day of previous month Record Date Monthly Calendar – Old vs New Dividend Cadence Record dates on 15th and last day of the month; payment date on subsequent Record Date 1 PAYMENT / MONTH 2 PAYMENTS / MONTH Last day of month Last day of month 15th of month 15th of next month 15th of month Payment Date Old Cadence New Cadence Announcement Date Last day of previous month Announcement Date Record Date #1 Payment Date #2 Record Date #2 R2 Same STRC Rate will be applicable to both shown payment dates. At a given STRC Rate, semi-monthly dividend will deliver half of the existing monthly payout; paid twice a month. Dividends on STRC Stock are payable when, as and if declared by the Board of Directors or any duly authorized committee thereof, out of funds legally available for their payment. This is for illustrative purposes only and does not represent any declaration of dividends by our Board of Directors (or duly authorized committee) nor any rate dividend adjustments, as of the date hereof. Further, the foregoing graphic assumes all regular dividend payment dates are business days. $$ $ $

Preliminary Proxy Filed Apr 17 Proposed Amendment Timeline May 5 Earnings Call Jun 8 Definitive Proxy Filed(1) Apr 28 Shareholder Meeting Date Voting Opens (1) Estimated date of filing. Voting Completes

Amendment Benefits

STRC would move an Octave Higher. 2x Frequency. Same Yield.

STRC would be the Only Pref with Semi-Monthly Dividends 921 Pay Quarterly Dividends(1) 1 Would Pay Semi-monthly 32 Pay Monthly Dividends “STRC” Market Cap $260B $6.4B $3.6B Source: Bloomberg. Universe screened includes preferred securities listed globally with more than $50 million in amount outstanding. Mandatory convertible preferred securities are excluded from the screen. The screen is intended to capture the investable universe of globally listed preferred securities. (1) Quarterly frequency or slower.

STRC would be the Only Equity with Semi-Monthly Dividends 24,000 Pay Quarterly Dividends(1) 1 Would Pay Semi-monthly 176 Pay Monthly Dividends “STRC” Market Cap $150T $6.4B $304B Source: Bloomberg. Universe includes actively traded equities; excludes mutual funds, ETFs, closed-end funds, receipts, and certificates. Receipts/certificates excluded to avoid double counting across currencies. Screened for dividend yield > 0. (1) Quarterly frequency or slower.

Amendment is Favorable to STRC Holders Matches bi-monthly US payroll cycle Ex-dividend date price drawdown expected to be cut in half Intended to reduce volatility, increase liquidity, drive stronger demand More entry and exit opportunities for shareholders Faster dividend reinvestment with reduced lag Drive eligibility for low-volatility indices and unlock passive demand Smaller drawdowns improve haircuts, advance rates, and collateral utility

Amendment is Favorable to MSTR Holders Only company with semi-monthly dividend-paying preferred Strengthening STRC creates competitive advantages Higher STRC demand drives Amplification and Bitcoin Per Share Accretive BTC purchases can drive mNAV higher, lowering cost of capital Drives more capital into BTC, supporting BTC price Strategy’s growth trajectory accelerates

Semi-Monthly Dividends would Start after Vote is Passed Dividends on STRC Stock are payable when, as and if declared by the Board of Directors or any duly authorized committee thereof, out of funds legally available for their payment. This is for illustrative purposes only and does not represent any declaration of dividends by our Board of Directors (or duly authorized committee), as of the date hereof. First Record Date June 30th First Payment Date July 15th Under New Cadence:

Digital Transformation of Credit STRC is uniquely a high yield, high liquidity, low volatility, low tax digital credit security. This amendment will now make it the highest frequency credit instrument globally. This will benefit the entire ecosystem: Digital credit innovators STRC investors MSTR investors Bitcoin investors STRC is the digital transformation of credit, and has seen tremendous success in the last 8 months. This amendment will further improve STRC.

Appendix

Important Information about Terms used in this Presentation Tax-Equivalent Yield, with respect to any preferred security, is the annualized stated interest rate that would be required on a corporate bond trading at par for a U.S. individual investor to receive after-tax cash interest payments equivalent to the cash distributions he or she would receive from the applicable preferred security divided by the current market price of the preferred security, assuming that (i) the stated interest payments under the hypothetical corporate bond are subject to a 37% marginal U.S. federal income tax rate, (ii) such stated interest payments and cash distributions are not subject to any other federal, state or local taxes (which may vary depending on an investor's particular circumstances), (iii) the current dividend rate for such preferred security remains constant for 12 months and dividends on such preferred security are declared and paid in full for such period, and (iv) distributions on such preferred security remain classified as a non-taxable “return of capital,” and are not as taxable dividends, for U.S. federal income and state and local tax purposes. Upon disposition or redemption of the preferred security, an investor will be subject to tax on all prior “return of capital” distributions at the applicable capital gains rate. Upon depletion of an investor's basis in the preferred security, any further distribution is taxable as capital gain. Investors should consult their tax advisors. BTC Rating is in the case of (a) any of our indebtedness or perpetual preferred securities, the ratio of (i) our BTC Reserve to (ii) the sum of the notional values of the instruments being rated and all instruments that are senior to and, if any liabilities share an equal claim to our assets, such instruments with a stated maturity date sooner than or that may become due upon an exercise of a repurchase right at the option of the holder sooner than, the liability being rated; (b) MSTR, the ratio of (i) the sum of the BTC Reserve, less all Debt, less all Pref, plus the USD Reserves, to (ii) MSTR’s Market Cap; and (c) any exchange traded product holding only bitcoin, 1. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating also does not account for potential cross-defaults under our debt obligations that would result in debt obligations with stated maturities later than the liability being rated becoming due sooner than the liability being rated. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. BTC Reserve represents the total number of bitcoin the Company holds as of a specified date multiplied by the current market price of one bitcoin (or the price of one bitcoin as of the date indicated). It does not take into account or include the Company’s indebtedness or the liquidation value of its perpetual preferred stock.  As such, it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context. It is not a measure of either the net asset value of the Company or the value of the bitcoin held by the Company net of indebtedness, perpetual preferred stock liquidation preference and other obligations. Moreover, this BTC Reserve metric is not comparable to either net asset value or NAV metrics that may be reported by other companies, including ETFs, ETPs and mutual funds.   Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This metric is merely a supplement, not a substitute, to the financial statements and other disclosures contained in the Company’s SEC filings. It should be used only by sophisticated investors who understand its limited purpose and many limitations.  Effective Yield is the annualized yield on an asset based on its fixed dividend rate and the current price of such asset. Risk-Free Rate is the current 3-month yield on US Treasuries. BSE Annualized Return is the annualized return of an asset (including all dividends paid) during the Bitcoin Standard Era (BSE), which is the period since August 10, 2020, the date when we adopted a bitcoin standard. Hist Volatility (30D) is the annualized standard deviation of the daily natural log return of an asset measured over the 21 trading days. Hist Volatility (1Y) is the annualized standard deviation of the daily natural log return of an asset measured over the last calendar year. BSE Sharpe is a measure used to evaluate the risk-adjusted return of an investment by comparing its excess return over the risk-free rate to its standard deviation. With respect to common equity instruments, calculated as (BSE Annualized Return - Risk-Free Rate) / Hist Volatility (1Y) 30D Sharpe is a measure used to evaluate the risk-adjusted return of an investment by comparing its excess return over the risk-free rate to its standard deviation. With respect to credit and preferred equity instruments, calculated as (Effective Yield - Risk-Free Rate) / Hist Volatility (30D)

Additional Information Strategy is not a registered money market fund under the Investment Company Act of 1940, as amended, is not subject to the same protections as a registered money market fund, and does not operate as registered money market fund. Among other things, unlike money market funds, we (i) do not price STRC Stock or other securities based on our net asset value, (ii) are not required to hold any assets to back the STRC Stock, (iii) are not required by regulation to maintain any particular pricing or stable value, and (iv) are not subject to the same liquidity requirements as money market funds. Investors in STRC will not receive the same investor protections as investors in registered money market funds.  Strategy is not an exchange traded product (“ETP”) or an exchange-traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or an ETF, and does not operate as an ETP or ETF. In particular, unlike spot bitcoin ETPs, we (i) do not seek for our shares of Class A common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot bitcoin ETPs to continuously align the value of their shares to the price of the underlying bitcoin they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and the other risk factors applicable to an operating business, such as ours, and (v) are not required to provide daily transparency as to our bitcoin holdings or our daily NAV. This material has been prepared for informational purposes only, and is not intended to provide, and should not be relied on for, investment, tax, legal, accounting, or other professional advice. No representations are made regarding the tax consequences of any actions taken based on the information provided. Investors should consult their own investment, tax, legal and accounting advisors for any such advice.

Annex C

STRC Amendment Investor Deck

Michael Saylor:

Thank you for joining us today.

I’m Michael Saylor, the Chairman of Strategy here with our CEO, Phong Le. At the upcoming shareholder meeting in June, we’re putting up for a vote an amendment to modify the dividend frequency of STRC from monthly to semi-monthly. I’m going to update you on the status of Stretch and Phong is going to discuss that amendment, how it would work, and why we think it’s in the best interest of all of our shareholders.

I’d like to start with a few Stretch highlights. Stretch has been enormously successful. It’s having a great year. It’s one of the fastest growing, most successful credit instruments ever. In fact, of all the credit instruments we’ve created, and we’ve created quite a few of them, Stretch is the one security that I recommend to my friends and my family. And the reason why is it’s got this rare combination of high yield, low volatility and high daily liquidity. It’s very simple to understand. And you can see on this dashboard the Sharpe ratio of Stretch is 4 and a half. The volatility has hit 1.7% as of the early part of this week. Daily liquidity has marched forward. It’s now $339,000,000 a day. That’s some really quite extraordinary, I mean the average daily liquidity of a preferred stock can be a million a day. So, it’s orders of magnitude better. Stretch is over collateralized by 4.3x, so $4.30 worth of Bitcoin for every dollar of Stretch outstanding.

And so, what’s the result of that? Tremendous growth, a lot of market enthusiasm. Now how does Stretch compare to other credit instruments? Well, 11.5% yield is really the headline and it’s 3x more yield than you get from a money market. It’s almost 2x what you get from many other corporate credit instruments or bank preferreds. And of course, if you pay taxes, the retail investor or corporate investor, then the return of capital dividends, big advantage to you. It results in a tax equivalent yield of 18% or even more.

That combination of the high yield combined with low volatility creates tremendous Sharpe ratio and you can see here the Sharpe ratio of Stretch the return minus the risk-free rate divided by the volatility is an order of magnitude better than comparable credit instruments.

That Sharpe ratio is even stronger than traditional equities. If you look at the performance of the MAG 7 equities over the past five years and what we call the Bitcoin Standard Era, since August of 2020, you can see that only NVIDIA is outperforming its volatility. Stretch on the other hand, more than 2x NVIDIA.

And we benchmark Stretch versus asset classes and most asset classes over the last five years aren’t performing, aren’t outperforming their own volatility. And so, you can see BTC and the S&P index are 0.83, Stretch 4.5. And so, Stretch is just a really tremendous financial product.

The result of that is no surprise. It’s growing rapidly. From the IPO up to 6 and a half billion dollars in less than a year.

And with that rapid growth in AUM is a rapid growth in liquidity almost by a factor of 10x over 5 months.

We’ve done everything that we can to decrease the volatility of Stretch. And, we have many different levers to do that, including an adjustable monthly dividend rate and, at the market shelf registration. Now the result of that was volatility falling from 13% to about 2% since the launch. But we’re thinking how do we decrease the volatility even more, just like we’re always thinking how can we improve this credit instrument. And we’ve decided that if we double the frequency of the credit instrument, it’ll make it twice as good. So, to discuss the details on that and explain how it will work, why we think it’s a good idea and what the benefits would be for our shareholders is Phong Le.

Phong Le

Thank you, Michael.

As Michael says, Stretch is the most successful credit product that’s been launched arguably in the history of the world. And as you’ve seen with Strategy over the last six years, our goal is to constantly innovate in the Bitcoin space and the Digital Credit space.

And so, our proposal reviewed the dynamics of Stretch, especially around the record date and said how can we do better and how can we improve. The first thing you’ll note is the liquidity of Stretch, which has increased nearly twofold every single month for the last four months. But that liquidity increase is primarily driven right before the record date. You saw this happen really over the course of the last week in a very pronounced manner. And our goal and our objective if we want to decrease the volatility is to flatten that liquidity over the course of the entire month.

With that increase in liquidity, the next thing you’ll see is that our ATM velocity, our ability to raise more money using Stretch and buy bitcoin drops also after the record date. Last week, we raised a billion dollars. We’ve had a very successful week this week. And as we approach the record date, in this case it’s April 15th through the 15th of every month, after that date, the velocity drops and then accelerates again as we approach that record date. And this is also something we’d like to flatten out.

And the final piece here that affects the price of Stretch and the volatility of Stretch here is also the record date dynamic. You’ll see here that day after the record date or the ex-dividend date, April 15th, March 13th, you see an average drawdown of about $0.45 and that builds back up to par over the course of the month.

So, what is our proposal, what are we proposing we do to improve Stretch and to reduce some of these dynamics about round the record date? We are proposing to pay Stretch dividends semi-monthly. So, the dividends go from being paid once at month-end to twice on the 15th and the end of the month, all other economics of the instrument are unchanged. What do we think this will do? This should stabilize the price, it’ll dampen the cyclicality, it’ll drive further liquidity and it’ll grow demand. We went through dozens of iterations of the best way to go about doing this. And we even thought about weekly record dates, daily record dates. And one of the pieces we had to work around is that the NASDAQ rules limit the frequency of record dates, precisely from the declaration of the dividend, which we have at the last day of the month, you need to have 10 days before the record date to give shareholders time to absorb that change and make a decision on whether they want to change their ownership of the instrument.

So, what does this look like on a 12-month basis? It is fairly simple. We go from paying our annual dividend, currently 11.5%, 12 months, 12 times a year to 24 times a year. So, from month end to the 15th and month end.

What this looks like on a monthly basis is currently the cadence’s we announce the dividend on the last day of the month so that would be January 31st, February 28th, March 31st, April 30th, we record the shareholders of Stretch on the 15th date of the month and we make payments on the last day of the month. That’s the current cadence. The new cadence just doubles that frequency. We would still only announce a dividend once a month, the last day of the month. For example, March 31st would record the shareholders of Stretch on the 15th of the month and we would pay the dividend of those shareholders on the 30th of the month, April 30th in this case. And then on that same April 30th, we’ll record the shareholders and we’ll pay the dividend to them on May 15th. So, we’re doubling the frequency, doubling the cadence, the economics are unchanged.

How will this amendment work? Today we filed our preliminary proxy with all of the proposals to our shareholders that will then vote up until June 8th. On the 28th, we’ll file our definitive proxy. There will not be in in our expectation any material changes between April 17th and April 28th, but that’ll be final proxy. Voting will open. We’ll have a regularly scheduled earnings call on May 5th and then voting will complete on June 8th. We’ll tabulate the votes and we’ll make the changes accordingly.

So, benefits. Why does this matter? Why do we think it’s beneficial to Stretch shareholders and to MSTR common shareholders and to Bitcoin?

I think a good analogy here is both a musical analogy and a physics analogy. We are moving Stretch an octave higher, right? When you double the frequency of a musical note, the musical note stays the same, but it moves an octave higher. What happens is you increase the clarity of that note, you increase the brightness of that note, you increase the brilliance, but the note stays the same. This is what we’re doing with Stretch. Same yield (at this point in time 11.5% annualized), and we’ll increase the frequency 2x. We think that increases the clarity, the brightness, the brilliance of the instrument and effectively makes it 2 times better.

How does this compare to the world of preferred securities and overall equities? If we look at all of the preferred securities worldwide that have more than $50 million in market cap, there’s 921 that pay a quarterly dividend, representing the vast majority of the total market cap of preferreds, $260 billion. If you look at just ones that pay monthly dividends, there’s 32, that have a market cap of $3.6 billion. If we were to include Stretch in that, currently that represents 65% of all of the global preferreds that pay monthly dividends. If we were to move forward with paying Stretch semi-monthly, we would be in a category one, the only preferred in the world that pay semi-monthly dividends. We think this is unique and this is attractive.

What gets more interesting is if you look at all equities that pay dividends in the world, and this represents a market cap of $150 trillion, 500 times bigger than the market size of preferreds. And we think ultimately Stretch could address this market cap too, which we would be quite excited about. And in this universe, there’s 24,000 equities globally that pay quarterly dividends. There’s 176 that pay monthly dividends representing $304 billion and Stretch compared the dividend paying equity universe would also be the only one that pays semi-monthly. We’re excited about creating something that’s completely unique in the equity capital markets.

So, we will go to vote on this proposal to both Stretch holders and our MSTR common holders. Why is this favorable to Stretch holders? We’ll match the bi-monthly US payroll cycle. So, people are used to getting paid in their payroll from their jobs twice a month, 15th and the end of the month. And this will be very similar to that and it’ll be an analogy that matches that exactly. The ex-dividend date price drawdown that I mentioned before, about $0.50 we’ve seen so far this month, mathematically you could expect that to be cut in half. That would reduce the volatility of the instrument, we think a low volatility will increase the liquidity. You know, it should also drive stronger demand. Also, if you’re a shareholder, this gives you more entry and exit opportunities. Some folks might wait until the 14th of the month to buy Stretch, be recorded as a Stretch holder on the 15th and get paid at the end of the month. Now there’s just more opportunities to get in and out of the instrument, which we think will also drive more liquidity. And for those who are reinvesting the dividends, whether it be in some other instrument or hopefully Stretch, you’ll have faster dividend reinvestment time, reduced lag and as a result a little bit more economic benefit from the instrument. There are a set of indices worldwide that look for low volatility securities. If we can take the volatility from 1.7 down further, this should unlock the ability to Stretch to go into those indices and unlock for their passive demand. We think one of the big opportunities for Stretch is to borrow against it, right? And when borrowing against an instrument, what are banks looking for? They’re looking for low volatility, high liquidity instruments. And if we are able to improve the volatility and liquidity, we think it will improve the collateral utility of Stretch that would result in improved haircuts in advance rates. So, we think this is very favorable to Stretch holders. We don’t think there’s any downside.

If you’re an MSTR common holder this should also be beneficial. We’d be the only company in the world (as we continue to prove our digital innovation) that pays semi-monthly dividend paying preferred instruments. Strengthening Stretch should have competitive advantages for us versus other like instruments and other preferreds and other equities. And higher Stretch demand ultimately results in higher amplification and higher Bitcoin Per Share, which leads to higher Bitcoin Yield, which is ultimately the KPI that our common shareholders care about. If we have higher Bitcoin Yield, that should drive higher mNAV, which will in turn, because we pay for our dividends using our MSTR common, should in turn lower the cost of capital of Stretch overall. And if you’ve seen over the last few weeks, this will drive more capital into into Bitcoin and that should support Bitcoin price. Just in the last week, we bought a billion dollars of Bitcoin. And overall, ultimately, all these changes will accelerate the growth trajectory of Strategy as a company, which obviously we’re very excited about.

What happens exactly if this vote was to pass. The first record date, if the vote was to pass on June 8th will be June 30th and the first payment date will be July 15th. So, from June 8th, roughly one month later, the shareholders of Stretch will already start seeing accelerated dividend payments and the increased frequency. So, we’ll implement this essentially immediately.

To the conclusion, Stretch is the most transformative not just Digital Credit product, but credit product the world has ever seen.

We’re uniquely a high yield, high liquidity, low volatility, low tax, digital credit security. And now with this change, this amendment, we’ll make it the highest frequency credit instrument in the entire world. And of course, we think this will benefit the entire ecosystem. We have today, layer 2 Digital Credit innovators building on top of Stretch. This will improve their ability to build transformative products. This will be better for Stretch investors. This will be better for MSTR investors. And ultimately, this will be better for Bitcoin investors. Stretch is the digital transformation of credit. We have seen it be tremendously successful in the last eight months. We’re humbled and we’re excited about the success. This amendment will just make it better. This could make Stretch twice as good as it is now. And so, with that, thank you so much for your time. We’ll be in communication I expect frequently over the next several months as we lead up to June 8th.

Annex D

Tweet (1/2): “Strategy is proposing to pay semi-monthly dividends on $STRC, instead of monthly. No change to the annual dividend obligations or dividend rate. These proposed changes are intended to stabilize price, dampen cyclicality, drive liquidity, and grow demand.” with video recording (MP4 file)

Tweet (2/2): “To view more information, click here. https://strategy.com/strc/vote”

Annex E

Phong Le @phongle “This could make $STRC twice as good as it is now.” Strategy Strategy is proposing to pay semi-monthly dividends on $STRC, instead of monthly. No change to the annual dividend obligations or dividend rate. These proposed changes are intended to stabilize price, dampen cyclicality, drive liquidity, and grow demand. ø ... @Strategy . 2m Strategy® Amendment to Make STRC Dividends Semi-Monthly April 2026 e Phosg Seyler, Michvacl 0:00 / 18:05 Kaylor Michae 4:08 PM . Apr 17, 2026 . 34 Views

Additional Information and Where You Can Find It

Strategy Inc (the “Company”) has already filed a preliminary proxy statement with the SEC. The Company also intends to file its definitive proxy statement and annual report to shareholders with the SEC. Securityholders are urged to read these documents, including the proxy statement, when they become available because they contain important information. You may obtain these documents free of charge on the SEC’s website at www.sec.gov.

Pursuant to SEC rules, the Company has elected to provide access to its proxy materials on the Internet instead of mailing printed copies of its proxy materials to all of its stockholders. Accordingly, the Company is sending a separate Notice of Internet Availability of Proxy Materials to its stockholders of record (i.e., holders of STRC Stock and common stock as of the record date).

The record date for the annual meeting is April 17, 2026. All stockholders of record will have the ability to access the proxy materials and the Company’s annual report on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed copy of the proxy materials and Annual Report. Instructions on how to access the proxy materials and Annual Report on the Internet or request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. Information regarding the participants in this solicitation and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it becomes available. To receive a printed copy of these materials, which the Company will provide to you free of charge, contact the Company’s Investor Relations Department by e-mail at ir@strategy.com or go to https://annualmeeting.strategy.com.

Participant Information

Strategy and its directors and executive officers are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Strategy’s shareholders in connection with the matters to be considered at the 2026 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the section titled “Executive Officer Compensation” and “Director Compensation” in the preliminary proxy statement available here. Information regarding the participants’ holdings of Strategy’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” in the preliminary proxy statement available here.